Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 14, 2019, with respect to the consolidated balance sheets of Bridgewater Bancshares, Inc. and Subsidiaries as of December 31, 2018 and 2017,  and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years  in the three-year period ended December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Bridgewater Bancshares, Inc. and Subsidiaries and in the Registration Statement of Bridgewater Bancshares, Inc. and Subsidiaries No. 333-223770 on Form S-8.

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 14, 2019